Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Longeveron Inc.

Miami, Florida

We consent to incorporation by reference in the Registration Statement on the Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated September 16, 2020 with respect to the financial statements of Longeveron LLC included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-252234) and related Prospectus of Longeveron Inc. (formerly known as Longeveron LLC) for the registration of its Class A common stock.

/s/ MSL, P.A.

Ft. Lauderdale, Florida

February 12, 2021